Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of August, 2020 (the “Effective Date”), by and between Cumulus Media Inc. (the “Company”), and Suzanne Grimes (the “Executive”) (collectively the “Parties” and individually a “Party”).

WHEREAS the Company wants to continue to employ Executive, and Executive wants to accept such continued employment;

WHEREAS Executive will have access to the Company’s confidential business information, including information relating to the Company’s network sales and programming plans and initiatives, budgeting procedures, Company policies and procedures, policies and operational guidelines;

WHEREAS Executive will serve as a primary point of contact for the Company with numerous customers, and will develop and maintain the Company’s relationships with those customers on behalf of the Company;

WHEREAS Executive and the Company agree that the Company’s relationships with its customers and its confidential business information are valuable assets of the Company and essential to the Company’s success in its highly competitive market;

WHEREAS the Company has agreed to provide Executive additional consideration for entering into this Agreement, including continued access to the Company’s trade secrets and confidential information as it is developed by the Company.

WHEREAS the Company would suffer irreparable harm if Executive were to misuse the customer relationships that Executive develops on the Company’s behalf, or the confidential information that Executive obtains while in the Company’s employ, to compete unfairly against the Company;

WHEREAS Executive will gain relationships with other Company employees and knowledge of the Company’s relationships with other employees, which knowledge could be misused to disrupt the Company’s operations if Executive were to solicit such other employees for employment by a competitor of the Company; and

NOW THEREFORE in consideration of the mutual covenants and obligations contained herein, and for other good and valuable consideration, the sufficiency of which the parties hereby acknowledge, Executive and the Company agree as follows:

1.    DEFINITIONS. For construing this Agreement, including all exhibits and attachments, the following definitions shall apply.

1.1    “Company Business” (i) operation, management, promotion, sales and marketing of national radio network programming, including affiliate and network programming, (ii) the operation, promotion, and marketing of commercial radio stations, and (iii) the operation, management, promotion, sales and marketing of a podcast platform.

1.2     “Business Area” means the United States of America. Executive and the Company agree that Executive will carry out the Company Business and Executive’s Job Duties throughout the nationwide Business Area.

1.3     “Competing Business” means any person (including Executive) or entity carrying on a business that is the same or essentially the same as the Company Business.

1.4     “Confidential Information” means all information that: (i) the Company tries to keep secret and (ii) has commercial value to the Company or is of such a nature that its unauthorized disclosure would be detrimental to the Company’s interest, including, for instance, the Company’s information concerning price and discount arrangements with sponsors/ customers, information concerning sponsors’/customers’ particular needs, preferences, and interests (and how the Company uses such information to maintain a competitive advantage), marketing plans, business strategies, promotion plans, financial information, forecasts, and personnel information. Confidential Information does not include information that (i) is in or enters the public domain other than by breach of this Agreement or (ii) is known or becomes known to Executive from a source other than the Company provided that the source does not make the information known to the Executive in violation of a contractual or other legal duty owed to the Company.

1.5    “Job Duties” means the following:

1.5.1    As President of Westwood Division (the “Division”), Executive will lead the overall strategy and execution of the network operations for the Company and other duties as reasonably assigned by the Company’s Chief Executive Officer or other designated officer.

1.5.2    As Executive Vice President, Corporate Marketing, with the oversight from the CEO, will lead the development and execution of the Company’s marketing function to increase overall Company revenues and other duties related to the Company’s marketing efforts as reasonably assigned by the Company’s Chief Executive Officer or other designated officer.

1.5.3    Without limiting the generality of the foregoing, Executive shall be reasonably available to attend staff meetings and conferences all as directed by Company management. Executive agrees that she has been assigned and will carry out these Job Duties on behalf of the Company.

2.    EXECUTIVE’S SERVICES AND DUTIES.

2.1    Services. Upon and subject to the terms, conditions and other provisions of this Agreement, the Company shall employ Executive during the Employment Period as the Company’s President of the Westwood division and Executive Vice President, Corporate Marketing. Executive shall (i) be based in the Company’s New York City offices, (ii) report to the Company’s Chief Executive Officer and/or to another person designated by the Company in the Company’s sole discretion, and (iii) faithfully perform the Job Duties identified in Paragraph 1.5 above. In addition, Executive shall perform such reasonable duties and responsibilities related to the Job Duties as may from time to time be duly authorized or directed by the

Company. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that the CEO shall be permitted hereunder to modify Executive’s title, Job Duties and areas of responsibility in the CEO’s sole discretion.

2.2    Executive Commitments.

2.2.1    Executive agrees to comply with all written policies of the Company throughout the Employment Period. Executive further agrees that neither Executive nor members of Executive’s immediate family will accept any money, merchandise, service or other item of value from any other person or company in exchange for the inclusion of any “plugs,” endorsement or other matter in any broadcast by a Company station, except with written consent of Company following Executive’s full disclosure of the facts. Executive also acknowledges and understands Sections 317 and 508 of the Communications Act and the FCC’s Rules governing “payola” and sponsorship identification, and is aware of Executive’s own personal responsibilities and criminal liabilities thereunder; and Executive commits to carefully comply with those laws during the life of this Agreement. Executive further agrees that Executive will not retain or acquire any outside economic interest, which in Company’s reasonable judgment in any material way could compromise faithful and “best efforts” performance of Executive’s duties or influence presentation of any broadcast matter; and that Executive will provide written disclosure of any economic interests to the Company that might be considered as having such an effect.

2.2.2    During the Employment Period (as defined below), Executive will not negotiate, allow any person or entity to negotiate on Executive’s behalf, or enter into any oral or written agreement for Executive’s services, give or accept an option for Executive’s service, enter into employment of, perform services for, or grant or receive future rights of any kind to provide Executive’s services to or from any person or entity whatsoever including without limitation services to be performed after the Employment Period except in the event that a notice of non-renewal is presented by either party in accordance with Section 3 below.

2.3    Sole Employment. During the Employment Period, Executive shall devote Executive’s full business time, energy, ability, attention and skill to Executive’s employment hereunder. Executive agrees that, during the Employment Period, Executive will not provide services as an employee, consultant, independent contractor or otherwise to any individual or entity without the written consent of the Company. Moreover, during the Employment Period, Executive shall not serve on any board of (or otherwise participate in or provide services to) any for-profit enterprise, and shall only be permitted to serve on the board (or otherwise participate in or provide services to), a non-profit enterprise with the prior written approval of the Company’s Chief Executive Officer, which shall be given or withheld in such individual’s sole discretion. Notwithstanding the foregoing, the Company hereby acknowledges that it has provided its consent for Executive to serve on the Board of Directors and advise VidMob, Inc., which consent may be revoked by Company after the date hereof in its sole discretion.

3.    TERM. The term of Executive’s employment by the Company under this Agreement (the “Employment Period”) shall commence on August 1, 2020 and shall continue until December 31, 2022. The Employment Period shall be automatically extended from year to year unless either the Company or Executive gives written notice of non-renewal to the other party on or before that certain date that is six (6) months prior to the end of the Employment Period. The term “Employment Period” shall refer to the Employment Period if and as so extended.

4.    COMPENSATION AND OTHER BENEFITS. Executive acknowledges and agrees that Executive’s right to compensation under this Agreement terminates at the end of the Employment Period, except as provided otherwise in this Agreement. As compensation in full for the services to be rendered by Executive hereunder, the Company shall pay to Executive the following compensation:

4.1    Salary. During the Employment Period, the Company shall pay to Executive salary at a rate of $650,000 per annum, less all legally required and previously authorized deductions, payable semi-monthly or on such other payment schedule as shall be applied to all similarly situated employees, for work performed during the regular preceding pay period (“Base Salary”).

4.2    Annual Bonuses.

4.2.1    During the Employment Period, Executive will be eligible to receive annual bonuses as set forth below. All bonuses, if earned, will be paid within a reasonable time after the finance department closes out the relevant bonus period. All bonuses will be paid after sales adjustments and bad debt are taken into consideration. No pro rata bonuses are earned on services rendered if Executive’s employment is terminated prior to completion of the applicable bonus period except as otherwise provided in Section 5.4 below and in the event Company elects not to renew this Agreement in accordance with Section 3 above . In the event of such non-renewal by Company, Executive would be eligible to receive a pro rata portion of the target annual bonus for the applicable bonus period at such time as annual bonuses are generally awarded by the Company to Company employees with respect to such bonus period, as calculated and paid by the Company in the ordinary course. Other than the payments set forth in this Section 4.2, the Company shall have no further obligations to Executive for bonus payments.

4.2.2    At the end of each calendar year during the Employment Period, Executive shall be eligible to receive an annual bonus in a target amount of eighty percent (80%) of Executive’s Base Salary. Each calendar year during the term of this Agreement, at the sole election of the Chief Executive Officer, the Chief Executive Officer will propose to the Compensation Committee of the Board of Directors of the Company an executive incentive plan (“EIP”) that establishes the bases upon which bonus decisions for such Executive are to be made for that year. Such bases may include, without limitation, the achievement of performance criteria/goals relating to Executive, the various Job Duties of Executive, and/or the performance of the Company as a whole, as such criteria and goals are determined each year in good faith by the Chief Executive Officer. In the event that the Compensation Committee approves an EIP proposed by the Chief Executive Officer, such EIP shall be the basis upon which any bonus is awarded to Executive for that year. If the Compensation Committee does not approve an EIP for any given year, or the Chief Executive Officer elects not to propose one, the bases for awarding a bonus to Executive for that year shall be governed by the bonus provisions of this Agreement that were in effect immediately prior to January 1, 2016.

4.2.3    At the end of each calendar year during the Employment Period, Executive shall be eligible to receive an additional annual bonus in a target amount of twenty percent (20%) of Executive’s Base Salary (the “Special Objectives Bonus”). Such Special Objectives Bonus shall be payable in the event that the Company achieves certain financial and strategic goals that are mutually agreed upon by the Company’s Chief Executive Officer and Executive, provided, however, that if such goals cannot be mutually agreed upon, then Executive shall not be eligible for such bonus. Moreover, the Special Objectives Bonus shall only be payable to Executive in the event that the Company achieves the performance goal(s) established for the Company as a whole pursuant to Section 4.2.2 above.

4.3    Equity Awards. Executive shall be eligible to receive an annual award of stock options or restricted shares commensurate with Executive’s role, which award is and shall be at all times subject to the approval and grant by the Company’s Chief Executive Officer and Compensation Committee at their sole discretion. Executive and such awards shall be subject to the terms and conditions of the applicable equity plans and programs, including, without limitation, the Company’s right to amend or terminate the plans at any time and without advance notice to the participants.

4.4    Vacation. Executive shall be entitled to four (4) weeks paid vacation per annum, which shall accrue monthly on a pro rata basis. At year-end, any accrued but unused vacation may not be rolled into the next calendar year and will be forfeited.

4.5    Benefits. Executive shall be entitled to participate in the benefit plans and programs generally available to its other similarly situated employees, provided that Executive meets all eligibility requirements under those plans and programs. Executive shall be subject to the terms and conditions of the plans and programs, including, without limitation, the Company’s right to amend or terminate the plans at any time and without advance notice to the participants.

4.6    Business Expenses. The Company shall reimburse Executive for ordinary, necessary and reasonable expenses incurred in the course of performing Executive’s duties and obligations with respect to the business of the Company, including expenses for pre-authorized entertainment and travel. The Company shall promptly reimburse Executive for all such expenses paid by Executive on behalf of the Company upon the presentation by Executive of an itemized request for reimbursement of expenditures on Company-approved forms and supported by documentation.

5.    TERMINATION.

5.1    Death or Disability. Upon the death of Executive, this Agreement shall automatically terminate and all rights of Executive and Executive’s heirs, executors and administrators to compensation and other benefits under this Agreement shall cease.

The Company may, at its option, terminate this Agreement upon written notice to Executive if Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of Executive’s position hereunder for a continuous period of 90 days or any 120 days within any twelve-month period. In the event of any dispute regarding the existence of Executive’s incapacity hereunder, the matter shall be resolved by the determination of a physician to be selected by the Company. Executive agrees to submit to appropriate medical examinations for purposes of such determination.

If Executive is terminated by reason of Executive’s death or disability, Executive shall be entitled to receive any Base Salary to which Executive is entitled for work performed through the Date of Termination and not previously paid to Executive. Aside from the provisions of this paragraph, the Company shall have no further obligations to Executive after termination due to death or disability unless, (i) between the date hereof and the date of termination, Company makes available to its employees additional death or disability benefits pursuant to Company plans or policies generally applied, and Executive has elected to participate therein prior to the date of termination or (ii) additional obligations are contained in another written agreement between the parties hereto as signed by each party.

5.2    The Company’s Right to Terminate.

5.2.1    The Company may terminate this Agreement without Cause, for any reason or for no reason, at any time. In the event of such without Cause termination, Company shall (A) continue to pay to Employee wages at Employee’s then Base Salary rate for a period of six (6) months after such termination (the “Severance Period”), and (B) make cash payments to Executive during the Severance Period (in substantially equal installments) totaling to the target amounts described in Sections 4.2.2 and 4.2.3 above (such payments, together with any payments made by the Company to Executive pursuant to subsection (A) above, is referred to herein collectively as the “Severance”. The payment of any Severance (and the reimbursement/payment of COBRA expenses described below) shall be conditioned on Executive’s execution of a release, non-disparagement and confidentiality agreement in favor of the Company and Executive’s continued compliance with the terms of this Agreement, including any of Executive’s post-termination obligations. The release will be provided to you within five (5) business days after the date of termination. For the avoidance of any doubt, the release will not apply to Employee’s rights hereunder that are intended to survive termination of employment in accordance with Section 22 below, her rights under any equity award agreement pursuant to its terms, and her vested rights to retirement plans. In addition, any Severance payments made to Executive hereunder shall be less applicable taxes and withholding and, subject to Section 20, shall be paid in accordance with Company’s normal payroll schedule and will commence within 30 days of the effectiveness of the release with the first payment to include any payments that were delayed since the release was not effective on the date of termination. During the Severance Period, the Company shall reimburse Executive for any amounts paid by Executive to maintain Executive’s continuing coverage under COBRA, provided that Executive properly elects such coverage, remains eligible therefor under COBRA and makes timely premium payments related thereto. Reimbursement of such amounts will be made on a monthly basis upon provision of Executive to Company of documentation reasonably requested by Company confirming Executive’s payment of such amounts. Moreover, the parties acknowledge and agree that Severance also will be paid, together with the reimbursement of COBRA premium payments will be payable as described above, in the event of a non-renewal of this Agreement by Company pursuant to Section 3 above.

5.2.2    The Company also may at any time terminate Executive’s employment for “Cause,” which shall include: (i) deceit, dishonesty or wrongful appropriation for personal use or benefit of Company property or money; (ii) continued disregard of directions by senior management of the Company after notice or Executive’s insubordination to Executive’s supervisors; (iii) continued violations of Company policies or procedures after notice, a material violation of Company policies or procedures, or Executive’s refusal, after notice, to comply with the Company’s standards of good taste; (iv) excessive unexcused absences from work after notice; (v) breach by Executive of this Agreement; (vi) assault or battery; (vii) conduct involving moral turpitude, including an arrest or conviction of Executive or a no-contest plea by Executive for a crime of moral turpitude or a felony, or Executive’s guilty plea to a lesser-included offense or crime in exchange for withdrawal of a felony indictment, felony charge by information, or a charged crime involving moral turpitude, whether the charge arises under the laws of the United States or any other state within the United States, or any crime that reflects adversely upon Executive or Executive’s character; (viii) any action or conduct by Executive that causes public discredit to Executive or to the Company or may be reasonably likely to jeopardize a FCC license of any broadcast station owned by the Company; and/or (ix) violation of any FCC rule or regulation, or any state or federal law, provided that such violation does not result from Executive’s reliance on advice of counsel. In the event of a termination of this Agreement for Cause, the Company shall have no further obligations to Executive after termination.

5.3    Executive’s Right to Terminate. In the absence of a basis for termination of this Agreement for Cause by the Company, Executive may at any time voluntarily terminate employment with the Company for “Good Reason”, which shall be only: (i) the failure of the Company to pay or cause to be paid any of Executive’s Base Salary or any other compensation or benefits as and when due and owing hereunder, or any reduction thereof; (ii) the relocation of Executive’s principal place of business outside of New York City without Executive’s prior consent; or (iii) any breach of this Agreement by Company. Such termination shall not be effective unless written notice is given by Executive to the Company, specifying the reason and provision hereunder forming the basis for such termination with “Good Reason”, and the Company fails to cure such Good Reason within thirty (30) days after receipt of such written notice.

5.4    Payments Upon Termination. In the event of a termination of Executive’s employment by the Company for Cause, (i) the Company shall pay Executive any and all unpaid Base Salary, earned and payable bonuses, if any, accrued but unused vacation, unreimbursed expenses and all other compensation and benefits owed to Executive through the date of termination with the Company on the next regularly scheduled payroll, and (ii) the Company shall have the right to deduct from Executive’s final paycheck any used but unearned vacation. In the event of a termination by the Company “without Cause” prior to the end of the Employment Period, a termination by the Company “without Cause” pursuant to a non-renewal of this Agreement by Company under Section 3 above, or a termination by Executive for Good Reason prior to the end of the Employment Period, and in all cases subject to Executive’s execution of a release, non-disparagement and confidentiality agreement in favor of the Company and Executive’s continued compliance with the terms of this Agreement, including any of Executive’s post-termination obligations, Executive shall receive the Severance and reimbursement/payment of COBRA expenses, as described in 5.2.1 above. All other employee benefits will cease as of Executive’s last day of work.

5.5    Return of the Company’s Property upon Expiration or Termination: In the event that the Employment Period expires or terminates for any reason, within three (3) business days after such expiration or termination, Executive shall promptly return to the Company all property of the Company then in Executive’s custody, possession or control. Executive agrees and consents to the Company deducting from Executive’s final paycheck any receivables or other amounts owed by Executive to the Company (such as, amounts owed for personal use of company mail service, cell phones and/or car, reimbursement of moving expenses, etc.) and the approximate current fair market value of any the Company property still in the possession of the Executive that has not been returned to the Company.

6.    PROTECTION OF CONFIDENTIAL INFORMATION.

6.1    Executive agrees that all Confidential Information is confidential to and the exclusive property of the Company. Upon request by the Company, and in any event upon termination of Executive’s employment with the Company for any reason, Executive shall promptly deliver to the Company all property belonging to the Company, including all Confidential Information then in Executive’s possession, custody, or control, except that Company agrees herein that Executive may retain contact information for individuals with whom Executive developed professional relationships during the course of the performance of Executive’s Job Duties.

6.2    During Executive’s employment by the Company, and for 12 months after termination of such employment, Executive shall not, directly or indirectly, within the United States disclose any Confidential Information to any person or entity, or use or allow others to use through Executive any Confidential Information, except as necessary for performance of Executive’s Job Duties.

7.    AGREEMENT NOT TO COMPETE. While employed by the Company, and for 6 months following termination of such employment, Executive shall not, directly or indirectly, engage in any activities the same or essentially the same as Executive’s Job Duties for any Competing Business located or operating within the Business Area. Executive further agrees that during the pendency of any litigation to enforce this Section 7, including all appeals, the non-compete period identified herein shall automatically be tolled for such period of time until the litigation is fully and finally resolved. Notwithstanding the foregoing, this Section 7 shall not apply in the event that Company or Executive elects not to renew this Agreement at the end of the Employment Period.

8.    AGREEMENT NOT TO SOLICIT SPONSORS/CUSTOMERS. During Executive’s employment by the Company and for 12 months following termination of such employment, Executive shall not, directly or indirectly, for any Competing Business, solicit, for the purpose of selling advertising time, any sponsor/ customer of the Company with which Executive had Contact during the 12 months preceding the termination of Executive’s employment. For purposes of this Section 8, “Contact” means any interaction between Executive and a sponsor/customer which took place in an effort to establish or further the business relationship between the Company and the sponsor/customer. Executive further agrees that during the pendency of any litigation to enforce this Section 8, including all appeals, the non-solicitation period identified herein shall automatically be tolled for such period of time until the litigation is fully and finally resolved. Notwithstanding the foregoing, this Section 8 shall not apply in the event that Company or Executive elects not to renew this Agreement at the end of the Employment Period.

9.    AGREEMENT NOT TO SOLICIT EMPLOYEES. During Executive’s employment by the Company and for 12 months following termination of such employment, Executive shall not, directly or indirectly, solicit for employment by a Competing Business any of the Company’s then-current sales, programming, managerial, or network employees with whom Executive dealt while employed. Executive further agrees that during the pendency of any litigation to enforce this Section 9, including all appeals, the non-solicitation period identified herein shall automatically be tolled for such period of time until the litigation is fully and finally resolved.

10.    INJUNCTIVE RELIEF. Executive agrees that the provisions of Paragraphs 6, 7, 8, and 9 of this Agreement are reasonable and necessary to protect the Company’s property and business, and that Executive’s breach of any of those provisions may cause the Company to suffer irreparable loss and damage. Accordingly, Executive agrees that if Executive breaches or threatens to breach any of those provisions, the Company shall be entitled to seek immediate injunctive relief to enforce this Agreement, money damages for whatever harm such breach causes the Company, and whatever other remedies are available.

11.    NO LIMITATION OF RIGHTS. Nothing in this Agreement shall limit or prejudice any rights of the Company under applicable federal and/or state, common and/or statutory law.

12.    EXECUTIVE REPRESENTATIONS AND WARRANTIES. Executive warrants, represents, and covenants with the Company that the execution, delivery, and performance of this Agreement by Executive does not conflict with, violate any provision of, or constitute a default under any agreement, judgment, award or decree to which Executive is a party or by which Executive is bound including, but not limited to, any implied or express agreement with any of Executive’s prior employers. In performing duties for the Company under this Agreement, Executive will not use or disclose any trade secrets that Executive learned from employment with any prior employer, and Executive will not use any files, documents, or other property belonging to a former employer, except as permitted in writing by such prior employer. Before using or disclosing such trade secrets, files, documents or other property, Executive will provide a copy of the written permission to the Company.

13.    Intentionally Deleted.

14.    INTANGIBLE RIGHTS. Executive acknowledges the Company’s sole ownership of all rights to all material created, used or participated in by Executive and broadcast by the Company during the term of this Agreement.

15.    NOTICES. All notices and other communications required to be given in writing under this Agreement shall be deemed given when: (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant this Section); or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirming copy delivered by overnight courier to the address of such party:

If to the Company:	Cumulus Media Inc.
3280 Peachtree Street, NW
Suite 2200
Atlanta, GA 30305
Attn: Chief Executive Officer

With a copy to:	Cumulus Media Inc.
3280 Peachtree Street
Suite 2200
Atlanta, GA 30305
Attn: Legal Department

If to Executive:	Suzanne Grimes
c/o Westwood One, Inc.
220 West 42nd Street
New York, NY 10036

16.    ENTIRE UNDERSTANDING; AMENDMENTS. This Agreement, as well as any attachments or exhibits, constitutes the entire agreement and understanding between the parties with respect to the employment of Executive by the Company, and supersedes all prior agreements, representations and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may not be modified or changed except by written instrument signed by both parties.

17.    GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

18.    PARTIES IN INTEREST; ASSIGNMENT. The Company may assign this Agreement or any interest therein, by operation of law or otherwise, to: (i) any successor to all or substantially all of the equity ownership interests, assets or business by dissolution, merger, consolidation, transfer of assets, or otherwise (these circumstances collectively referred to as “change of control”) of the Company; or (ii) any direct or indirect subsidiary of the Company or of any such successor referred in (i) hereof. Except as stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

19.    SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, unenforceable or illegal in any respect under applicable law or rule in any jurisdiction, such invalidity, unenforceability or illegality shall not affect the validity, legality, or enforceability of any other provision of this Agreement, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, unenforceable or illegal provision had never been contained herein.

20.    SECTION 409A OF THE CODE. For purposes of this Agreement, “Section 409A” means Section 409A of the Code and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder will be either exempt from Section 409A, or if such payments could constitute “deferred compensation” within the meaning of Section 409A, compliant with Section 409A. Each payment under this Agreement shall be treated as a separate payment, including payments made in installments. Notwithstanding the foregoing, the Executive acknowledges and agrees that she shall be solely responsible for, any taxes or penalties that may be imposed on the Executive under Section 409A with respect to the Executive’s receipt of payments hereunder; provided, that nothing in this Section 16 shall be construed as a waiver by the Executive of any claims she may have against the Company related to any operational failures by the Company which are finally determined to be the cause of any such taxes or penalties under Section 409A. This Agreement shall be administered and interpreted in a manner consistent with this intent. Consistent with that intent, and to the extent required under Section 409A, for benefits that are to be paid in connection with a termination of employment, “termination of employment” shall be limited to such a termination that constitutes a “separation from service” under Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A, on the date of her separation from service (within the meaning of Treasury Regulation section 1.409A-1(h)) and if any portion of the payments or benefits to be received by the Executive upon her termination of employment would constitute a “deferral of compensation” subject to Section 409A, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid or made available on the earlier of (i) the first business day of the seventh month after the date of the Executive’s termination of employment, or (ii) the Executive’s death. For purposes of application of Section 409A, to the extent applicable, each payment made under this Agreement shall be treated as a separate payment. Notwithstanding any provision of this Agreement to the contrary, to the extent any reimbursement or in-kind benefit provided under this Agreement is nonqualified deferred compensation within the meaning of Section 409A: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

21.    INDEMNIFICATION. With regard to actions or inactions during the Term, the Company shall provide the Executive with indemnification and directors’ and officers’ liability insurance on terms no less favorable than those applicable to current and former directors or officers of the Company who served during the Term generally.

22.    SURVIVABILITY. Executive acknowledges and agrees that Executive is bound by the provisions set forth Sections 3.3, 6, 7, 8, 9 herein for so long as Executive remains employed by the Company regardless of when this Agreement expires or is terminated. Executive further acknowledges and agrees that, after Executive’s employment with the Company is terminated either by Executive or the Company, Executive will remain bound by the provisions set forth Sections 3.3, 6, 7, 8, 9 herein for the specific post-employment periods set forth in those respective provisions and that the termination or expiration of this specific Agreement does not trigger the commencement of the post-employment periods set forth Sections 3.3, 6, 7, 8, 9 herein. Such post-employment periods shall commence at the time that Executive’s employment is terminated, not when this Agreement expires or is terminated. Sections 10, 11, 14, 17, 19, 20, 21 and this Section 22 shall also survive the expiration or earlier termination of this Agreement.

23.    FULL UNDERSTANDING. Executive represents and agrees that Executive fully understands Executive’s right to discuss all aspects of this Agreement with Executive’s private attorney, and that to the extent, if any, that Executive desired, Executive utilized this right. Executive further represents and agrees that: (i) Executive has carefully read and fully understands all of the provisions of this Agreement; (ii) Executive is competent to execute this Agreement; (iii) Executive’s agreement to execute this Agreement has not been obtained by any duress and that Executive freely and voluntarily enters into it; and (iv) Executive has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

COMPANY		EXECUTIVE

Cumulus Media Inc.		Suzanne Grimes

By:	/s/ Richard S. Denning	/s/ Suzanne Grimes
Name:	Richard S. Denning	Date:	July 31, 2020
Title:	Executive Vice President, General Counsel and Secretary
Date:	August 1, 2020

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